Exhibit 10.15

FAZE CLAN, INC.

1800 Vine St.

Los Angeles, CA 90028

May 3, 2019

Lee Trink

Dear Mr. Trink:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with FaZe Clan, Inc. (“Company”), a Delaware corporation (“Company”). This supersedes any agreement, representation or understanding (whether oral or written) that you may have, or have had, with any Company entity, predecessor, successor or assign.

1. Duties and Scope of Employment.

a. Position. Company agrees to employ you (your “Employment”) in the position of Chief Executive Officer (“Executive”), reporting to the Board of Directors. You will be working on a full-time basis, as an at-will employee, subject to the terms and conditions set forth herein. You understand and agree that Company is a rapidly growing and changing family of companies and the precise nature of the work you do as Executive may be adjusted from time to time and shifted among the organizations in the Company, but, in any event, your duties and responsibilities always will be at least commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of Executive. Of course, Company acknowledges that you may maintain outside work as long as it does not interfere or conflict with your obligations to Company, and as long as you are not assisting any person or entity in competing with the Company or in preparing to compete with the Company. As an employee, you will also be expected to abide by Company policies and procedures as may be in effect from time to time.

Additionally, in light of your role at the Company, and that of Greg Selkoe, so long as you two remain in those positions, it is understood that you will share officer level decision-making authority: provided that, in the event there is a disagreement between you and Mr. Selkoe, it is understood that your decision shall ultimately govern. As CEO, all other officers, other than Mr. Selkoe, shall report to you.

b. No Conflicting Obligations. Except for those matters that are subject to litigation with Hubrick, Ltd. and as related entities, you hereby agree, represent and warrant that (i) neither your execution of this Agreement or your performance of your duties hereunder will cause you to be in violation of any post-employment restrictive covenants (e.g., non-solicitation/non-competition/confidentiality agreements) with any prior employer or any other individual or entity; (ii) you understand that Company will not ask for nor accept any confidential information belonging to any such employer, individual or entity; and (iii) you will honor all such valid agreements.

2. Compensation.

a. Cash. Your annualized base salary shall be $600,000.00 paid on a bi-weekly basis, less customary deductions and payable in accordance with Company’s usual payroll practices, regardless of the number of hours that you work. You shall also earn an annual bonus, earned on a pro rata basis over the course of each calendar year of employment following the date of this Agreement, with 2019 being considered a calendar year. Such bonus shall be in an amount no less than 100% of your base salary then in effect (but no less than as set forth in the first sentence of this paragraph), and shall be paid in a lump sum no later than thirty days following the close of each such year. The compensation set forth in this paragraph shall be considered normal income and will be subject to applicable state and Federal income taxes.

b. Other Compensation. You shall receive such other compensation as set forth on Exhibit A.

3. Vacation/PTO, Employee Benefits and other Incentive Compensation Plans. During your Employment you shall be eligible to accrue paid vacation / paid time off and to participate in the Company’s employee benefit and incentive compensation plans, all in accordance with the Company’s policies and plans, as they may be amended from time to time, and as generally available to similarly situated Company executives. The Company shall provide Executive with medical, dental and vision insurance; sick leave; holiday pay; 401(k) and such other benefits provided to similarly situated executives of the Company, subject to eligibility requirements and terms and conditions of each such plan.

4. Business Expenses/Travel. Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Company’s generally applicable policies. Executive acknowledges that Executive shall travel as reasonably required by the Company and the responsibilities of Executive’s role, with the reasonable expenses related to travel, including, air, ground transportation, lodging and meals, being paid or reimbursed by the Company. For avoidance of doubt, Executive shall travel (i) in the case of air travel, no less than business class (or, if business class is unavailable for a particular flight, first class), and (ii) in the case of lodging, no less than first class hotel suite accommodations.

5. Termination. The Company may not terminate your Employment (whether or not for Cause) without the affirmative vote of two-thirds of the members of the Board of Directors.

6. Termination Benefits. In the event your Employment is terminated, you shall be entitled to payment of all accrued but unpaid salary and bonus through the termination date, all accrued but unused vacation and other paid time off through the termination date, the reimbursement of business expenses incurred prior to the termination date, and as and when due thereunder, all other benefits to which you may be entitled under the terms of any applicable benefit plan or program (collectively, the “Accrued Benefits”). You shall also be entitled to such other benefits as set forth below.

a. Severance. If your Employment is terminated without Cause, or by you for Good Reason, then you shall also be entitled to receive thirty-six months of continuation of your base salary (no less than that set forth in paragraph 2 above and no less than the highest such salary in effect during the previous thirty-six months) and bonus (no less than that set forth in paragraph 2 above and no less than the highest such bonus earned by you during the previous thirty-six months) (“Severance”), all to be paid in accordance with Company’s customary payroll practices, with the annual bonus amounts to be divided into equal installments and paid with the salary payments; provided that, as a condition to receiving Severance, you must (i) execute a general release of claims substantially in favor of the Company (excluding obligations in connection with the Accrued Benefits and those the Company may have to you under this Agreement that survive termination, including without limitation those set forth in paragraphs 6-9 or under any agreement relating to options or other forms of equity) within twenty-one days of your termination (and not revoke such general release in accordance with its terms), and (ii) have returned all Company property within twenty-one days of Executive’s termination; provided further, that, if you breach the release then Company may cease making such payments in addition to any other remedies Company may have at law or in equity. If such twenty-one day period straddles two calendar years, the payment of Severance by the Company shall commence in the second of such calendar years.

b. Other Termination. If your Employment is terminated by the Company for Cause, or by you for any reason other than Good Reason, you shall not be entitled to Severance. You shall be entitled to the Accrued Benefits in all events.

c. Death or Disability. In the event of your death or Disability during Employment, the Company’s obligations to make any additional payments or provide any other benefits under this Agreement, including payment of the Accrued Benefits and Severance, shall continue and accrue to you or your estate as though you were terminated by the Company without Cause.

d. Offset. The Company may offset any amounts you owe the Company pursuant to any written agreement, note or other instrument relating to indebtedness for borrowed money to which you are a party or pursuant to any other liability or obligation by which you are bound against any amounts it owes you hereunder.

e. Non-Disparagement. Unless you were terminated by the Company for Cause or you resign for Good Reason, at all times after your employment with the Company has terminated, the Company (defined for this purpose only as any member of the Board, the CEO, the President and the senior management, and no other employees) and you agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees, its performance, its services or its business, including, but not limited to, any statements that disparage you or your business, on one hand, or any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, on the other hand.

f. Definitions.

i. “Cause” means you have (i) engaged in willful misconduct (as ultimately determined by an arbitrator or Court by clear and convincing evidence) which misconduct has a material adverse effect on the Company; or (ii) were convicted of, or entered a plea of guilty or nolo contendere to, a felony; provided that, the Company may only terminate your Employment for “Cause” under clause (i) if, within sixty days of the misconduct, the President gives you specific written notice of the misconduct and that the Company intends to terminate you for it, and then your misconduct remains uncured for thirty days after such notice.

ii. “Good Reason” means a (i) reduction in your base salary, (ii) a reduction in your duties and responsibilities, (iii) a change in your title, or (iv) a material breach of this Agreement by the Company; provided that, you may only terminate Employment for “Good Reason” if, within sixty days of the event giving rise to termination for Good Reason, you give the President specific written notice of such event and that you intend to terminate your employment for it, and then the Company fails to cure such event within thirty days after such notice.

iii. “Disability” means either: (i) you are determined to be totally disabled by the Social Security Administration; or (ii) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of the existence or nonexistence of a Disability shall be made by a medical doctor selected by the Board of Directors who is licensed to practice medicine in the State of California.

g. Return of Devices. It is acknowledged and agreed that in the event of your termination, you shall not be required to return any laptop computer, cell phone or other device provided to you by the Company unless and until you are able to purge that device of any and all personal and/or non-Company related information maintained on that device prior to its return.

7. Tax Matters.

a. Withholding. Executive authorizes the Company to withhold all federal and state income and employment taxes required to be deducted from Executive’s compensation under applicable tax law.

b. Intent of Parties. The intent of the parties is that payments and benefits under this Agreement, including the Severance payments, comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, this Agreement will be interpreted to be in compliance therewith.

c. Specified Employee. Notwithstanding anything to the contrary in this

Agreement, this section will apply to the payment of Severance if Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B) on his separation from service date. To the extent necessary to comply with Code Section 409A, payment of any Severance that is “deferred compensation” (within the meaning of Code Section 409A) will not be made until the Company’s first payroll date after the expiration of the six-month period following Executive’s “separation from service” date, or as otherwise determined by the Executive in good faith to reduce the penalties and taxes owed on such amounts; provided that Executive may elect to take such payments without deferral, so long as Executive indemnifies Company for any such penalties. Upon the expiration of the foregoing delay period, all payments delayed pursuant to this section will be paid to Executive in a lump sum or such other manner as determined by the Executive in good faith to reduce the penalties and taxes owed on such amounts, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

d. Separate Payments. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

8. Indemnification and Cooperation. The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought against you by the Company) by reason of the fact that you are or were an employee of the Company or any member of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified by the Company to the fullest extent permitted by applicable law and the Company’s certificate of incorporation, plan of reorganization or liquidation, other governance documents, or any rights with respect to the Company’s directors’ and officers’ insurance policies and by-laws, as the same exists or may hereafter be amended, against all reasonably incurred legal expenses and related costs incurred or suffered by you in connection therewith provided that you cooperate with the Company in connection with such actual or threatened action, suit, proceeding or investigation, and such indemnification shall continue even if you have ceased to be an officer or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. The Company shall provide you with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of the Company respecting liabilities, and reasonable legal fees and costs, charges and expenses incurred or sustained by you (or your legal representative or other successors) in connection with any such proceeding. Unless otherwise provided in an indemnification agreement with the Company, no indemnity shall be paid by the Company (i) if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) if it is finally determined that, in connection with the above action, suit or proceeding, that your conduct was finally adjudged to have been knowingly fraudulent; or (iii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful. Unless otherwise provided in an indemnification agreement with the Company, you agree to reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action suit or proceeding against you in the event and only to the extent that it shall be ultimately determined that you are not entitled to be indemnified by the Company for such expenses under the provisions of applicable law, the Company’s bylaws, this Agreement or otherwise.

You agree that you will make yourself reasonably available to the Company, upon reasonable notice, either by telephone or, if the Company believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with the Company. You further agree that you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth above. The Company shall reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 8.

9. Conditions to Employment. As a condition of your employment, you must sign and abide by the attached (i) Proprietary Information Protection, Inventions Assignment and Non-Solicitation Agreement, (ii) Dispute Resolution Agreement, and (iii) Image Release. These agreements are necessary to protect Company’s intellectual property, trade secrets, confidential information and/or goodwill. In addition, your continued employment is contingent on your provision of all documents required to verify your eligibility to work in the United States, including the Form I-9 and any other documents reasonably requested.

10. General Provisions.

a. Late Payments. In addition to any and all other remedies available at law or in equity, the parties agree that any and all late payments due under this Agreement shall accrue interest at the rate of twelve percent until paid in full (or, if less, the highest rate of interest permitted by law).

b. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

c. Amendment and Waiver. This Agreement may be modified or amended only by a written agreement that you and an authorized officer of the Company both sign. No oral waiver, modification, or amendment of this Agreement or any of its provisions will be effective under any circumstances whatsoever.

d. Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided, however, that the rights and obligations of Executive and the Company under this Agreement shall not be assignable without the consent of the other party.

e. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be construed in accordance with the internal laws, but not the law of conflicts, of the State of California.

f. Arbitration and Waiver of Jury Trial. You agree that the Dispute Resolution Agreement you enter into in connection with this Agreement shall govern any disputes relating to this Agreement, and that, in the event such agreement is not enforceable, then for the purposes of any claim or cause of action in any legal proceeding between you and the Company, such claim or cause of action shall be initiated exclusively in the federal and/or state courts located in the State of California. In all such cases, each of the parties hereto irrevocably waives (i) any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this agreement or the transactions or events contemplated hereby, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto; (ii) any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived; and (iii) any objection that they may now or hereafter have, including, without limitation, any claim of forum non conveniens, to venue and any objection to personal jurisdiction or venue in such jurisdiction located in the State of California

g. Authority. The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company; (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

h. Entire Understanding. Unless otherwise expressly stated herein, this Agreement contains the entire understanding of the parties relating to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement or any other term sheets, employment agreements or related written agreements or oral understandings between the Company and Executive relating to the terms and conditions of Executive’s employment with the Company, which the parties hereby acknowledge and agree shall be superseded in their entirety by this Agreement.

Please indicate your acceptance and agreement by signing this letter in the space provided below.

Very truly yours,

/s/ Greg Selkoe
Greg Selkoe

ACCEPTED AND AGREED:

By signing below, I acknowledge that I have read and understood this agreement, as well as the agreements that are attached as exhibits, and I acknowledge that my signature on this agreement shall conclusively evidence my agreement to those attached agreements, even if I do not sign them separately.

Applicant’s signature (or printed name if by email*): /s/ Lee Trink

Date: 5/3/19

*	The Company accepts electronic signatures on applications for employment, offer letters and their attachments, so long as the email account for the offer matches the account on the employment application. If you choose to use an electronic signature, you acknowledge and agree that “pursuant to the Electronic Signature in Global and National Commerce Act, returning the signed offer letter from my email account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

EXHIBIT A

COMPENSATION

Equity — The Company and you agree that you shall receive a grant of options as follows:

Date of Grant:	May 3, 2019
Type of Option:	Nonstatutory stock option
Stock:	Common Stock
Total Number of Shares:	As set forth on the attached consolidated pro forma cap table
Exercise Price:	Price calculated based upon a Common Stock valuation of $50M
Vesting/Exercise Schedule:	50% vested on date of grant; with the remaining 50% vesting on an equal monthly basis for 18 months following the date of grant so long as continuous service status does not terminate, except that vesting shall accelerate in full if: (i) change in control; or (ii) termination by company without Cause or by Executive for Good Reason
Stockholders Agreement:	The grant of the shares is conditioned upon the execution by you of a counterpart signature page to the Company's Restated Shareholders Agreement
Expiration Date:	Executive may exercise vested options at any time prior to 20 years from date of grant, whether or not you are employed by the Company
Method of Payment:	Payment of purchase price may be made by check or cashless exercise, within sixty days of exercise
Transfer:	Except as approved by the Company, this option may not be transferred other than by will, by the laws of descent or distribution or to immediate family (or to a trust for the benefit of immediate family members).

7